LOAN AGREEMENT
between
G&E HC REIT II LAWTON MOB PORTFOLIO, LLC,
a Delaware limited liability company
as
“Borrower”
and
U.S. BANK NATIONAL ASSOCIATION,
a national banking association
as
“Lender”

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2010, by and between G&E HC REIT II LAWTON MOB PORTFOLIO, LLC, a Delaware limited liability company (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”).

WITNESSETH THAT, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

Affiliate: means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Controls (which includes the correlative meanings of “controlled by” and “under common control with”) means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

Agreement: This Loan Agreement, including any amendments hereof and supplements hereto executed by Borrower and Lender.

Appraisal: A written appraisal of Borrower’s leasehold interest in the Land and fee interest in the Improvements prepared by an Appraiser and requested by or delivered to Lender, in each case in form, content and methodology satisfactory to Lender, in Lender’s sole discretion, and in compliance with all applicable legal and regulatory requirements (including the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, 12 U.S.C. §§ 3331, et seq., as amended (or any successor statute thereto), and the regulations promulgated thereunder).

Appraised Value: As of any date of determination, the appraised value reflected in the most recent Appraisal approved by Lender.

Appraiser: Any independent appraiser selected by Lender who meets all regulatory requirements applicable to Lender, who is a member of the Appraisal Institute with a national practice and who has experience with real estate of the same type as the leasehold interest in the Land and fee interest in the Improvements to be appraised.

Borrower: G&E HC REIT II Lawton MOB Portfolio, LLC, a Delaware limited liability company, and its permitted successors and assigns.

Borrower’s Fiscal Year: January 1 through December 31.

Business Day: Any day other than a Saturday, a Sunday, or a legal holiday on which Lender is not open for business.

Closing Date: The date upon which all of the conditions set forth in Section 2 are satisfied and the Title Company is irrevocably committed to record the Deed of Trust in the Official Records, which date must, in no event, be later than the Termination Date.

Collateral: Borrower’s rights in and to all construction materials and equipment and all furniture, furnishings, fixtures, machinery, equipment, inventory and any other item of personal property, if any, in which Borrower now or hereafter owns or acquires any interest or right, including any of the foregoing that are leased, which are used or useful in the construction, operation, use, sale or occupancy of the Project (or any portion thereof); all of Borrower’s accounts receivable in connection with the Project (or any portion thereof); all of Borrower’s documents, instruments, contract rights (including any rights under any development agreement) and general intangibles relating to the present or future construction, use, sale, operation or occupancy of the Project (or any portion thereof); Borrower’s rights in and to all insurance proceeds from any policies of insurance covering any of the aforesaid; and such other collateral as may be described in the Deed of Trust.

Consultants: Third party experts retained by Lender to assist it in connection with closing, advancing, disbursing or administering the Loan.

Debt Coverage Ratio: Shall mean a fraction, the numerator of which is the Net Operating Income from the Project before payment of debt service for the most recent twelve (12) month time period, and the denominator of which is an amount equivalent to the sum of (a) an amount, as reasonably determined by Lender, equivalent to the interest that would accrue on an amount equal to the Loan Amount during such time period, at a rate of interest which is the greater of (i) the Applicable Interest Rate (as defined in the Note); , (ii) the rate of two and three-quarters percent (2.75%) per annum above the Treasury Note Rate (herein defined); or (iii) eight and thirty-nine one hundredths percent (8.39%), and (b) an amount for such period, equivalent to the amount of principal payments required to be paid during such time period, under the Note.

Deed of Trust: That certain Mortgage (with Assignment of Leases and Rents, Security Agreement and Fixture Filing) of even date herewith executed by Borrower as grantor in favor of Lender as mortgagee to be recorded in the Official Records, creating a first lien on Borrower’s leasehold interest in the Land, and Borrower’s fee interest in the Improvements, and all buildings, fixtures and improvements now or hereafter owned or acquired by Borrower and situated on the Land, and all rights and easements appurtenant thereto, and a first lien on and a security interest in the Collateral associated with and appurtenant to the Land, which Deed of Trust shall secure the Note and the other obligations specified therein, including any amendments to such Deed of Trust and supplements thereto executed by Borrower and Lender.

Default Rate: The Default Rate of interest payable under the Note, as that term is defined in the Note.

Environmental Indemnity: That certain Unsecured Environmental Indemnity of even date herewith, executed by Borrower and Guarantor in favor of Lender, setting forth certain indemnification obligations relating to “Hazardous Substances” (as defined therein).

Equipment: All fixtures, equipment and personal property, if any, owned by Borrower and located or to be located in or on, and used in connection with the management, maintenance or operation of, the Land and the Improvements.

Excluded Taxes: Means, in the case of Lender (or any applicable Lending Installation), taxes imposed on its overall net income, and franchise taxes imposed on it, by any jurisdiction.

Financing Statement: A UCC-1 financing statement naming Borrower as debtor and Lender as secured party, perfecting Lender’s security interest in the Collateral, in form and substance satisfactory to Lender, in Lender’s sole discretion, to be filed in the Office of the Secretary of State of the State of the Borrower’s formation.

Governmental Requirements: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements, including, without limitation, the Americans with Disabilities Act, applicable to Borrower and the Project.

"Ground Lease”: means, collectively (i) that Amended and Restated Ground Lease dated January 7, 2008, between Southwestern Medical Center, LLC, Delaware limited liability company, as landlord (such landlord and its successors and assigns are hereinafter collectively referred to as the “Ground Lessor”), and Southwestern MOB I, LLC, a Delaware limited liability company (“Southwestern MOB”), as tenant, a notice and memorandum of which was recorded in Book 5530 at Page 166 of the Official Records, and a Corrective Memorandum of Amended and Restated Ground Lease recorded in Book 5534 at Page 277 of the Official Records, as amended by that certain First Amendment to Amended and Restated Ground Lease dated December 1, 2008 between Ground Lessor, as landlord, and Southwestern MOB, as tenant and (ii) that Ground Lease dated January 7, 2008, between Ground Lessor, as landlord, and Southwestern MOB I, LLC, a Delaware limited liability company, as tenant, a notice and memorandum of which was recorded in Book 5534 at Page 267 of the Official Records, as amended by that certain First Amendment to Amended and Restated Ground Lease dated December 1, 2008 between Ground Lessor, as landlord, and Southwestern MOB, as tenant.

Guaranty: That certain Repayment Guaranty of even date herewith executed by Guarantor in favor of Lender.

Guarantor: Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation.

Guarantor’s Fiscal Years: January 1 through December 31 of each year.

Improvements: Any and all buildings and other improvements now existing or hereinafter placed or constructed upon the Land, including without limitation the two (2) medical office buildings containing approximately 29,512 square feet and 32,871 square feet, respectively.

Land: The land legally described on Exhibit A attached hereto and incorporated herein by this reference, together with all additions thereto and substitutions therefor agreed to by Borrower and Lender.

Lender: U.S. Bank National Association, a national banking association, and its successors and assigns.

Lending Installation: Means, with respect to Lender, the office, branch, subsidiary or affiliate of Lender listed on the signature pages hereof or otherwise selected by Lender.

Loan: The loan of the proceeds of the Note by Lender to Borrower to be disbursed pursuant to the terms of this Agreement and to be secured by the Deed of Trust and other Loan Documents, as applicable.

Loan Amount: $7,300,000.00.

Loan Documents: The documents described in this Agreement, which evidence and secure the Loan, including but not limited to the Note, the Deed of Trust, this Agreement, the Environmental Indemnity, the Guaranty, and the Financing Statements, and including any amendments thereof and supplements thereto executed by Borrower and Lender.

LTV Ratio: Shall mean, as of the date of determination, the ratio, expressed as a percentage, of (a) the outstanding principal balance of the Loan as of such date, to (b) the value of the Project as of such date, as determined by Lender in its reasonable discretion based on an Appraisal and in accordance with the Lender’s customary underwriting practices in effect at the time of such determination for assets of a similar nature to the Project. Lender shall have the right to require a new Appraisal of the Project to determine the LTV Ratio. Any and all costs, fees and expenses incurred in connection with any new Appraisal shall be paid by Borrower; provided, so long as a default has not occurred, Borrower shall not be obligated to pay for more than one new Appraisal more often than once each calendar year. If Lender does not require a new Appraisal, the value of the Project as of such date shall be deemed to be the value reflected in the most recent Appraisal.

Master Lease: means, collectively, (i) that Master Lease Agreement dated January 7, 2008 between Southwestern MOB, as landlord, and, Ground Lessor as tenant, a notice and memorandum of which was recorded in the Official Records in Book 5530 on Page 176, as amended by that certain First Amendment to Master Lease Agreement dated December 1, 2008 executed by Southwestern MOB, as landlord, and Ground Lessor, as tenant, and that certain Second Amendment to Master Lease Agreement dated August 12, 2010 executed by Southwestern MOB, as landlord, and Ground Lessor, as tenant; and (ii) that Master Lease Agreement dated January 7, 2008 between Southwestern MOB, as landlord, and, Ground Lessor, as tenant, a memorandum of which was recorded in the Official Records in Book 5530 on Page 138, as amended by that certain First Amendment to Master Lease Agreement dated December 1, 2008 executed by Southwestern MOB, as landlord, and Ground Lessor, as tenant.

Maturity Date: January 1, 2016.

Net Operating Income: Shall mean the amount of (i) Rental Income for the applicable period of time in question, less (ii) the amount of Operating Expenses for such period of time.

Note: The Promissory Note, of even date herewith, executed and delivered by Borrower to Lender in the maximum principal amount of up to Seven Million Three Hundred Thousand and No/100 Dollars ($7,300,000.00), to evidence the Loan, as the same may be amended, modified or replaced from time to time.

Official Records: The Official Records of Comanche County, Oklahoma.

Operating Budget: A detailed listing of all anticipated annual income and expenses from and for managing, maintaining and operating the Project for its first full or partial fiscal year and for each succeeding fiscal year of operation, prepared by Borrower or its agent and in form and substance reasonably acceptable to Lender.

Operating Expenses: Except as provided in the succeeding sentences, shall mean any and all costs and expenses incurred in connection with the Project (or which should have been incurred to operate and maintain the Project in a reasonable manner) during the applicable time period in question as reasonably calculated by Lender, including without limitation (i) taxes and assessments imposed upon the Project which are reasonably allocable to such time period, (ii) bond assessments which are reasonably allocable to such time period, (iii) insurance premiums for casualty insurance and liability insurance carried in connection with the Project which are reasonably allocable to such time period, (iv) payments owed under the Ground Lease; and (v) operating expenses and reserves incurred by Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Project which are reasonably allocable to such time period. Operating Expenses shall not include any interest, principal, loan fees, extension fees or other payments on the Loan, matters which a tenant is obligated to pay and has paid directly pursuant to the terms of its lease, and shall exclude extraordinary, nonrecurring expenses.

Other Taxes: Means any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution or delivery of, or otherwise with respect to, this Agreement or the Note.

Permitted Encumbrances: The liens, charges and encumbrances on title to the Land as shown on the Title Policy as approved by Lender, or as otherwise approved in writing by Lender, both in Lender’s sole discretion.

Person: Means and includes an individual, a partnership, a corporation, a limited liability company, a trust, an unincorporated association, a joint venture or any other entity or a government or any agency or political subdivision thereof.

Project: Borrower’s leasehold interest in the Land, Borrower’s fee interest in the Improvements, the Ground Lease, and the Equipment.

Rental Income: Shall mean the rental income received by Borrower, as reasonably calculated by Lender, for the period of time in question from the tenant leases of the Improvements which are then in effect (excluding month-to-month leases and as to which the tenants thereunder are paying rent, and are not in default, after any applicable cure periods).

Swap Contract: Means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Swap Counterparty and Borrower (or its Affiliate) in connection with the Loan, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time, relating to or governing any Swap Transaction.

Swap Counterparty: Means Lender or an Affiliate of Lender, in its capacity as counterparty under any Swap Contract.

Swap Transaction: Means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing) which relate to the Loan, whether or not any such transaction is governed by or subject to any Master Agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement (as such agreement may be amended, restated, extended, supplemented or otherwise modified in writing from time to time), including any such obligations or liabilities under any Master Agreement, entered into between Swap Counterparty and Borrower (or its Affiliate) in connection with the Loan.

Taxes: Means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

Termination Date: The date that is thirty (30) days following the date of this Agreement.

Title Company: First American Title Insurance Company.

Title Policy: A title insurance policy in the form of an American Land Title Association Extended Coverage Loan Policy - [2006] (without further modification, revision or amendment), insuring that on the Closing Date, Borrower owns a leasehold estate in and to the Land and a fee interest in the Improvements, and that the Deed of Trust is a valid first lien on the Project in the amount of the Note. The Title Insurance Policy must provide affirmative insurance against mechanics liens and contain [CLTA Endorsements 100, 103.7, 104.6, 104.7, 111.5, 116, 116.1, 116.4, (or their Oklahoma equivalents] and such other endorsements as Lender requires, in Lender’s sole discretion. Except as approved by Lender in writing prior to the Closing Date, the Title Insurance Policy must not contain any survey exceptions, exceptions for rights of parties in possession, easements not of record or unpaid installments of special assessments, or any other exceptions to coverage not approved by Lender. The Title Insurance Policy must contain such reinsurance agreements and direct access agreements as Lender may require. During the term of the Loan, Lender may require other endorsements to the Title Insurance Policy.

Treasury Note Rate: The yields reported, as of 10:00 a.m. (New York time) on any Business Day (hereinafter defined), on the display designated as “Page 678” on the Telerate Data Service (or such other display as may replace Page 678 on the Telerate Data Service) for actively traded U.S. Treasury securities having a maturity equal to ten (10) years, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the latest Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the applicable Business Day, in Federal Reserve statistical Release H. 15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to ten (10) years. Such implied yield shall be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between reported yields. The term “Business Day” as used in this paragraph means a day on which banks are open for business in New York, New York.

Capitalized terms used but not otherwise defined herein shall have the meanings used and defined in the Note.

I.
LOAN

1.1 Principal. Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the proceeds of the Loan, in the Loan Amount, in accordance with the terms hereof, for the purpose of acquiring the Project. The Loan proceeds shall be evidenced by the Note. Notwithstanding the expressed principal amount of the Note, Borrower shall not be obligated to repay more than the unpaid balance of the Loan proceeds together with interest thereon at the rates specified in the Note, computed from the date the Loan proceeds are disbursed by Lender, plus any other sums which Borrower is obligated to pay Lender under the terms of the Loan Documents. In no event shall Lender be obligated hereunder to lend to Borrower more than Borrower has qualified to receive under the terms of Article III hereof.

1.2 Interest.

a. Computation. Borrower shall pay to Lender interest on the Loan as specified in the Note.

b. Usury. In the event that the interest and/or charges in the nature of interest, if any, provided for by this Agreement or by any other Loan Document, shall contravene a legal or statutory limitation applicable to the Loan, if any, Borrower shall pay only such amounts as would legally be permitted; provided, however, that if the defense of usury and all similar defenses are unavailable to Borrower, Borrower shall pay all amounts provided for herein. If, for any reason, amounts in excess of the amounts permitted in the foregoing sentence shall have been paid, received, collected or applied hereunder, whether by reason of acceleration or otherwise, then, and in that event, any such excess amounts shall be applied to principal, unless principal has been fully paid, in which event such excess amount shall be refunded to Borrower.

1.3 Maturity. All principal owing on the Loan, and all accrued interest and other sums owing under the Loan Documents not otherwise paid when due, shall be due and payable in full on the Maturity Date.

1.4 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by Lender (or any applicable Lending Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

a. subjects Lender (or any applicable Lending Installation) to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to Lender in respect of the Loan or participations therein, or

b. imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender (or any applicable Lending Installation), or

c. imposes any other condition the result of which is to increase the cost to Lender (or any applicable Lending Installation) of making, funding or maintaining the Loan or reduces any amount receivable by Lender (or any applicable Lending Installation) in connection with the Loan or participations therein, or requires Lender (or any applicable Lending Installation) to make any payment calculated by reference to the amount of the Loan by an amount deemed material by Lender, and the result of any of the foregoing is to increase the cost to Lender (or the applicable Lending Installation) of making or maintaining the Loan or to reduce the return received by Lender (or the applicable Lending Installation), as the case may be, in connection with the Loan, then, within 15 days of demand by Lender, the Borrower shall pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction in amount received.

1.5 Changes in Capital Adequacy Regulations. If Lender determines the amount of capital required or expected to be maintained by Lender (or any Lending Installation of Lender), or any corporation controlling Lender is increased as a result of a Change (defined below), then, within 15 days of demand by Lender, the Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement (after taking into account Lender’s (or the applicable Lending Installation’s) policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender (or any Lending Installation) or any corporation controlling Lender. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

II.
CONDITIONS OF BORROWING

Lender shall not be required to disburse the Loan proceeds hereunder until the conditions and requirements set forth below have been completed and fulfilled to the satisfaction of Lender, in Lender’s sole discretion, at Borrower’s sole cost and expense. If all conditions and requirements set forth below are not satisfied prior to the Termination Date, Lender shall have no obligation to disburse the Loan proceeds hereunder.

2.1 Loan Documents. On or before the Closing Date, and in any event before the Termination Date, Borrower shall execute and deliver (or cause to be executed and delivered) to Lender the Loan Documents and such other documents as Lender may require, in form and substance acceptable to Lender and to its counsel, in their sole discretion, to evidence and secure the Loan. Lender may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be recorded. Borrower shall pay all documentary, intangible, recording and/or registration taxes and/or fees due upon the Note, the Deed of Trust, the Financing Statement and/or the other Loan Documents.

2.2 Title Insurance. Lender shall have received an unconditional commitment from the Title Company to issue the Title Policy.

2.3 Opinion of Borrower’s Attorneys. Lender shall have received from outside counsel for Borrower a current written opinion, in scope, form and substance acceptable to Lender, in Lender’s sole discretion.

2.4 Conditions for Disbursement. Borrower shall have satisfied all conditions for disbursement set forth in Article III, unless waived by Lender in Lender’s sole discretion.

2.5 Fee. Borrower shall have paid to Lender a commitment fee in the amount of $73,000.00.

2.6 Cash Equity. Lender shall have received satisfactory evidence that Borrower has invested cash equity into the Project in an amount of at least $4,030,000.00.

2.7 Certain Leases. Leases from Southwestern MOB I, LLC, as landlord, and Ground Lessor, as tenant, shall have been signed by the landlord and tenant thereunder, delivered to and approved by Lender, and Lender shall have obtained subordination, nondisturbance and attornment agreements and estoppels with respect thereto, in form and substance satisfactory to Lender.

2.8 Recordation of Deed of Trust. Title Company shall be irrevocably committed to record the Deed of Trust in the Official Records in full compliance with the letter of title and escrow instructions from the Lender to the Title Company (or such other escrow holder, if any, as has been approved by Lender).

2.9 No Defaults. As of the date of the disbursement, no default or Event of Default under this Agreement or under any of the other Loan Documents shall have occurred and be continuing, and no event shall have occurred which, upon the service of notice and/or the lapse of time, would constitute an Event of Default thereunder.

2.10 No Suits or Proceedings. As of the date of the disbursement, no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, shall have been instituted or, to the knowledge of Borrower, shall have been threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower or the Project.

2.11 True and Correct Representations and Warranties. As of the date of the disbursement, the representations and warranties set forth in Article IV of this Agreement shall each be true and correct.

2.12 Additional Conditions to Disbursement of Loan Proceeds. In addition to the satisfaction of each of the conditions set forth above in this Article II, Lender may condition the disbursement of the Loan proceeds upon Lender’s receipt and approval of each of the additional items set forth in Exhibit C hereto.

III.
DISBURSEMENT OF LOAN PROCEEDS

3.1 General.

a. Loan; Interest. The Loan proceeds shall be disbursed by Lender, for the benefit of Borrower, in accordance with the terms and conditions set forth in this Agreement. The Loan proceeds (including amounts payable to Lender and disbursed by Lender to itself pursuant to the terms hereof) shall be evidenced by the Note and secured by the Deed of Trust and the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Note, from the date Lender disburses the Loan proceeds.

b. No Waiver. The disbursement of Loan proceeds shall not constitute a waiver of any default or Event of Default hereunder that may exist at the time of such disbursement, whether or not the same is known to Lender. All conditions precedent to the obligation of Lender to disburse the Loan proceeds are imposed hereby solely for the benefit of Lender, and no other Person may require satisfaction of any such condition precedent or shall be entitled to assume that Lender will disburse or refuse to disburse the Loan proceeds in the absence of strict compliance with such condition precedent.

c. Disbursement to Lender. Lender may, at Lender’s option, without any obligation to do so, advance to itself all sums due or to become due to Lender under this Agreement or under any of the other Loan Documents, including but not limited to its fees, attorneys’ fees, Appraisal fees, internal Appraisal review and other fees, administrative fees and expenses, syndication and transfer costs, and all other out-of-pocket expenses incurred by Lender in connection with this Agreement and with the Loan. Lender shall also have the right, but not the obligation, to disburse and directly apply the proceeds of the Loan to the satisfaction of any of Borrower’s other obligations hereunder or under any of the other Loan Documents.

3.2 Inspections; Appraisals.

a. Access to the Project. Subject to the rights of tenants under their leases, Lender, the Title Company, Consultants and their representatives shall have access to the Project at all reasonable times and shall have the right to enter the Project and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of Lender’s interests.

b. Appraisals. Lender may from time to time obtain an updated Appraisal and Borrower shall cooperate fully with the Appraiser selected by Lender to conduct such Appraisal. In the event that Borrower obtains its own appraisal of Borrower’s leasehold interest in the Land and Borrower’s fee interest in the Improvements, Borrower shall deliver a copy of such appraisal to Lender promptly upon the completion thereof (provided that such Borrower appraisal shall not be the “Appraisal” for purposes of this Agreement).

IV.
REPRESENTATIONS AND WARRANTIES OF BORROWER

As an inducement to Lender to execute this Agreement and to disburse the proceeds of the Loan, Borrower represents and warrants to Lender that:

4.1 Legal Status of Borrower. Borrower is a limited liability company duly organized and validly existing under the laws of the state of Delaware, and is authorized to do business and has complied with all Governmental Requirements to do business in the state of Oklahoma. Guarantor is a corporation duly formed and validly existing under the laws of the state of Maryland, and is authorized to do business and has satisfied all Governmental Requirements to do business in each state in which it is legally required to do so.

4.2 Title. Borrower is the owner of a leasehold interest in the Land and a fee simple interest in the Improvements (subject to the revisionary rights in favor of Ground Lessor), subject to no lien, charge, mortgage, deed of trust, restriction or encumbrance, except Permitted Encumbrances.

4.3 No Breach of Applicable Agreements or Laws. The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements, to which Borrower is a party, or by which Borrower may be bound or affected.

4.4 No Litigation or Defaults. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower, Guarantor or the Project, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; and Borrower and/or Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Borrower or Guarantor.

4.5 Financial and Other Information. The financial statements of Borrower and of Guarantor previously or hereafter delivered to Lender fairly and accurately present, or will fairly and accurately present, the financial condition of Borrower and Guarantor, as of the dates of such statements, and neither this Agreement nor any document, financial statement, financial or credit information, certificate or statement referred to herein or furnished to Lender by Borrower or Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact, or is or will be misleading in any material respect.

4.6 No Defaults under Loan Documents or Other Agreements. There is, and until Lender has been fully repaid the entire indebtedness evidenced or to be evidenced by the Note, there will be no default or Event of Default on the part of Borrower or Guarantor under the Loan Documents or under any other document to which Borrower or Guarantor is a party and which relates to the ownership, occupancy, use, development or management of the Project; and Borrower and Guarantor are not as of the Closing Date, and Borrower will not be, in default in the payment of the principal or interest on any of their respective indebtedness for borrowed money, and Borrower is not, and will not be, in default under any instrument or agreement and subject to which any indebtedness for borrowed money has been issued or is secured, and no event has occurred, or will occur, which, with the lapse of time or the giving of notice or both, would constitute an Event of Default thereunder by Borrower.

4.7 Boundary Lines; Conformance with Governmental Requirements and Restrictions. The exterior lines of the Improvements are, and at all times will be, within the boundary lines of the Land, and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations, and with all applicable Governmental Requirements, including but not limited to building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project, and the Project will in all respects conform to and comply with said covenants, conditions, restrictions, reservations and Governmental Requirements.

4.8 Personal Property. Borrower is now and shall continue to be the sole owner of the Collateral free from any lien, security interest or adverse claim of any kind whatsoever, except for liens or security interests in favor of Lender, the interest of a lessor pursuant to a lease of personal property approved by Lender, in Lender’s sole discretion, or liens or security interests otherwise approved by Lender in Lender’s sole discretion.

4.9 Condemnation. No condemnation proceeding or moratorium is pending or threatened against the Land which would impair the construction, use, sale or occupancy of the Project (or any portion thereof) in any manner whatsoever.

4.10 Governmental Regulations. Borrower is not limited in its ability to incur indebtedness for money borrowed by reason of the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any federal or state statute or regulation.

4.11 Employee Benefit Plans. Borrower maintains no pension, retirement or profit sharing employee benefit plan that is subject to any provision of the Employee Retirement Income Security Act of 1974, as amended from time to time.

4.12 Brokers. There are no brokerage commissions or finders’ fees due or claimed by any party to be due in connection with or with respect to the Loan contemplated hereby.

4.13 Defects and Hazards. Borrower does not know of any defects, facts or conditions affecting the Land that would make it unsuitable for the use contemplated hereunder or of any abnormal hazards (including earth movement or slippage) affecting the Land.

V.
COVENANTS OF BORROWER

As an inducement to Lender to execute this Agreement and to disburse the Loan proceeds, and while this Agreement is in effect, and until Lender has been paid in full all principal and interest, Borrower hereby covenants as set forth in this Article V:

5.1 Paying Costs of Project and Loan.

a. Taxes; Labor and Materials. Borrower shall pay and discharge, or cause to be paid and discharged, when due, all taxes, assessments and other governmental charges upon the Project, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Project; provided, however, that Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing in strict accordance with the terms of the Deed of Trust.

b. Loan Costs. Borrower shall also pay all costs and expenses of Lender and Borrower in connection with the Project, the preparation and review of the Loan Documents and the making, closing, administration and/or repayment of the Loan, including but not limited to the fees of Lender’s attorneys, title insurance costs, disbursement expenses, Appraisal fees, internal Appraisal review and other actual out of pocket fees, administrative fees and expenses, (but specifically excluding any syndication and Loan transfer costs), and all other costs and expenses payable to third parties incurred by Lender or Borrower in connection with the Loan. Without limiting the foregoing, Borrower shall pay all reasonable fees, charges and disbursements of outside counsel for Lender (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges Lender in certain matters) incurred from time to time in connection with the Loan. Such costs and expenses shall be so paid by Borrower whether or not the Loan is disbursed.

5.2 Use of Project Income. Borrower shall use all rents and other income from the Project first to pay all reasonable operating expenses relating to the Project, and next to pay interest that accrues under the Note when due.

5.3 Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Project in a manner reasonably acceptable to Lender. Borrower will permit representatives of Lender to have free access to and to inspect and copy all books, records and contracts of Borrower. Any such inspection by Lender shall be for the sole benefit and protection of Lender, and Lender shall have no obligation to disclose the results thereof to Borrower or to any third party.

5.4 Providing Financial Information. Borrower shall furnish such financial information concerning Borrower, any Guarantor and the Project as Lender may request, and shall furnish to Lender (a) quarterly financial statements Guarantor, if prepared in the ordinary course of its business, within forty-five (45) days following the end of each fiscal quarter thereof, (b) current annual financial statements for Borrower and Guarantor within ninety (90) days following the end of each of Borrower’s Fiscal Year, and Guarantors’ Fiscal Year, as applicable, (c) if required by Lender written reports, setting forth any new direct indebtedness, obligations or liabilities incurred by Borrower (which shall include contingent liabilities and guaranties) and any Guarantor since the date hereof (or the date of the last such written report after the first such written report is so provided)], and (d) if required by Lender, copies of all federal income tax returns (with all supporting schedules) of Borrower due during the term of the Loan within fifteen (15) days after the deadline for filing the same, and rent rolls and operating statements for the Project. All such financial statements shall be in reasonable detail, shall be prepared for partnerships, corporations and limited liability companies in accordance with generally accepted accounting principles consistently applied and for individuals in accordance with accounting principles consistently applied, shall be certified by the party to which they apply as true, correct and complete, and with respect to annual statements of partnerships, corporations and limited liability companies, shall be certified by a certified public accountant of recognized standing acceptable to Lender.

5.5 Providing Operating Budgets and Operating Statements. Borrower shall deliver to Lender, prior to the commencement of each fiscal year of the Project, an Operating Budget for the Project for said fiscal year. In addition, Borrower shall, by the sixtieth (60th) day of each fiscal quarter, deliver to Lender an Operating Statement and rent roll, in form and detail reasonably satisfactory to Lender, for the Project for the preceding fiscal quarter, which shall specifically note all variations from the current Operating Budget. Borrower shall also deliver to Lender an annual Operating Statement for the Project within ninety (90) days following the end of each fiscal year thereof. All such Operating Statements, rent rolls and leasing status reports shall be certified as true, correct and complete by Borrower. Lender may also require that it receives, at Borrower’s expense, monthly construction progress reports from a third party professional retained by Lender, to the extent Borrower initiates any construction.

5.6 Lease Approval Rights. Except as specified below, Borrower shall not enter into, amend or modify any lease covering any portion of the Project without Lender’s prior written consent, in Lender’s sole discretion, but such covenant shall not apply to any subleases by Ground Lessor as tenant under a Master Lease or Borrower’s grant of consent thereto. Borrower shall use commercially reasonable efforts to obtain SNDAs and estoppel statements, in form and substance reasonably satisfactory to Lender, as to those leases and tenants requested by Lender, within thirty (30) days of Lender’s request.

5.7 Maintaining Insurance Coverage. Borrower shall, at all times until Lender has been fully repaid all indebtedness evidenced by the Note, maintain, or cause to be maintained, in effect (and shall furnish to Lender copies of), insurance policies, as required under the terms of Exhibit B attached hereto and incorporated herein by this reference, and shall furnish to Lender proof of payment of all premiums for such insurance. At least thirty (30) days prior to the expiration of each required policy, Borrower shall deliver to Lender evidence satisfactory to Lender of the payment of premium and the renewal or replacement of such policy continuing insurance in the form required by this Agreement.

5.8 Transferring, Conveying or Encumbering the Project. Borrower shall not cause or permit any “transfer” to occur that is in violation of Section 1.12 of the Deed of Trust:

5.9 Complying with the Loan Documents and Other Agreements. Borrower shall comply with and perform all of its agreements and obligations under the Loan Documents and shall comply with all requests by Lender which are consistent with the terms thereof. Borrower shall comply with and perform all of its agreements and obligations under any mortgage, deed of trust, lease, bank loan, credit agreement, and any other agreement and any Governmental Requirements to which Borrower is a party, or by which Borrower may be bound or affected.

5.10 Compliance with Laws. Borrower will comply and, to the extent it is able, will cause others to comply with all laws and requirements of governmental authorities having jurisdiction over the processing, approving and recording of any subdivision map, the Land or construction or sale of the Improvements (or any of them) and will furnish Lender with reports of any official searches for violation of any requirements established by such governmental authorities. Borrower will comply and, to the extent it is able, will cause others to comply with all restrictive covenants and all obligations created by private contracts and leases which affect ownership, construction, equipping, fixturing, use, occupancy, sale or leasing of the Project (or any portion thereof). The Project and the leasing thereof shall be in compliance with all permits and approvals issued by governmental agencies with respect to the Project, applicable building, zoning and use laws, requirements, regulations and ordinances and such completion and sale will not violate any restrictions of record against the Project. Borrower will deliver to Lender, promptly after receipt thereof, copies of all permits and approvals received from governmental authorities relating to the use, construction, or sale of the Improvements.

5.11 Ownership of Personal Property. Borrower will be the sole owner of all Collateral acquired after the date hereof, free from any adverse lien, security interest or adverse claim of any kind whatsoever, except for security interests and liens in favor of Lender and other liens approved by Lender, in Lender’s sole discretion. Borrower will not convey or transfer any portion of the Collateral without the prior written consent of Lender.

5.12 Representations and Warranties. Until repayment of the Note and all other obligations secured by the Deed of Trust, Borrower shall ensure that the representations and warranties of Article IV remain true and complete.

5.13 Trade Names. Borrower shall immediately notify Lender in writing of any change in the jurisdiction of organization or place of business of, or the change in the legal, trade or fictitious business names used by, Borrower, or Guarantor, and Lender is hereby authorized to file or record any additional financing statements, amendments and other certificates necessary to reflect any such changes.

5.14 Intentionally Deleted.

5.15 Future Development. Borrower shall not undertake any on-site construction, demolition or rehabilitation work on the Land which is expected to cost more than $50,000.00 in the aggregate without the prior written consent of Lender.

5.16 Further Assurances. Borrower shall execute and deliver from time to time, promptly after any request therefore by Lender, any and all instruments, agreements and documents and shall take such other action as may be necessary or desirable in the opinion of Lender to maintain, perfect or insure Lender’s security provided for herein and in the other Loan Documents, including the filing or recording of UCC renewal statements or amendments, the execution of such amendments to the Deed of Trust and the other Loan Documents and the delivery of such endorsements to the Title Company, all as Lender reasonably requires, and shall pay all fees and expenses (including reasonable attorneys’ fees) related thereto or incurred by Lender in connection therewith.

5.17 Notice of Litigation, Etc. Promptly upon receiving notice thereof, Borrower will give, or cause to be given, prompt written notice to Lender of (a) any action or proceeding instituted by or against it or any Guarantor, in any federal or state court or before any commission or other regulatory body, Federal, state or local, foreign or domestic, provided, however, in the case of Guarantor such notice need only be given for any action or proceeding instituted against Guarantor which, if adversely determined, could have a material and adverse affect against Guarantor’s businesses, operations, properties, assets, managements, natures of ownership or conditions (financial or otherwise); or (b) any such proceedings that are threatened against it or any Guarantor which, if adversely determined, could have a material and adverse effect upon any of their businesses, operations, properties, assets, managements, natures of ownership or conditions (financial or otherwise); or (c) any actions, proceedings or notices adversely affecting the Project (or any portion thereof) or Lender’s interest therein or any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to the Project or the leasing of it.

5.18 Signage. Borrower shall not sell, lease or assign the right to any signage on or about the Project without the prior written consent of Lender. Borrower shall not erect any sign on or about the Project without the prior written consent of Lender.

5.19 Maintenance of Existence. Except as otherwise provided in Section 1.12 of the Deed of Trust, Borrower, Guarantor, and each constituent member shall maintain and preserve its respective existence and all rights and franchises material to its respective business.

5.20 Single Purpose Entity Provisions. Borrower’s sole business purpose shall be to own and operate the Project. Borrower (i) shall conduct business only in its own name and under any trade name for the Improvements, (ii) shall not engage in any business or have any assets unrelated to the Project, (iii) shall not have any indebtedness other than as permitted by this Agreement, (iv) shall have its own separate books, records, and accounts (with no commingling of assets), (v) shall hold itself out as being an entity separate and apart from any other person or entity, (vi) shall observe limited liability formalities independent of any other entity, and (vii) shall not change its name, identity, or organizational structure, unless Borrower shall have obtained the prior written consent of Lender to such change, and shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents.

5.21 Debt Coverage Ratio Test. Commencing December 31, 2010 and continuing on each June 30 and December 31 thereafter (each a “DCR Test Date”), the Debt Coverage Ratio shall be tested. Borrower covenants and agrees that the Project shall achieve and at all times maintain as of each DCR Test Date, a Debt Coverage Ratio of not less than 1.30 to 1.0 for the immediately preceding twelve month period, provided, however, and notwithstanding anything to the contrary herein and/or in any other Loan Document, that if, based on the outstanding principal balance of the Loan as of the date of calculation, Borrower fails to satisfy the foregoing the Debt Coverage Ratio condition, Borrower may satisfy such condition by paying down the outstanding Loan balance without payment of a prepayment premium in connection therewith to an amount that would result in such condition being satisfied.

5.22 LTV Ratio Test. Commencing December 31, 2010 and continuing on each December 31 thereafter (each an “LTV Test Date”), the LTV Ratio shall be tested. Borrower covenants and agrees that the LTV Ratio shall not exceed at all times as of each LTV Test Date seventy-five percent (75%); provided, however, and notwithstanding anything to the contrary herein and/or in any other Loan Document, in the event that the fair market value of the Land and Improvements is not adequate to meet the required LTV Ratio, then Borrower may pay down the outstanding principal balance of the Loan without payment of a prepayment premium in connection therewith such that the required LTV Ratio is met. Lender shall have the right to require a new Appraisal of the Project to determine the LTV Ratio. Any and all costs, fees and expenses incurred in connection with any new Appraisal shall be paid by Borrower; provided, so long as a default has not occurred, Borrower shall not be obligated to pay for more than one new Appraisal more often than once each calendar year.

5.23 Environmental Remediation. Until all remediation actions recommended in the Existing Environmental Reports (as defined in the Environmental Indemnity) have been satisfied and/or completed, on or before the January 15, 2012 and on the fifteenth (15th) day of each January thereafter, Borrower shall deliver to Lender a report addressing the status or other action taken with respect the remediation of the Hazardous Materials.

5.24 Deposit Account. On or before the Closing Date, Borrower shall deposit $596,960.02 with Lender out of its own funds (separate from Loan proceeds) into an interest bearing account with Lender (the “Deposit Account”). Borrower may withdraw funds from the Deposit Account to pay tenant improvement costs with respect to the Master Leases. Within forty-five (45) days following the end of each calendar quarter, Borrower shall provide Lender with a report on the amount of any such funds withdrawn from the Deposit Account and the status of the completion of the required tenant improvements under the Master Leases.

VI.
DEFAULTS

6.1 Events of Default. Any of the following events shall constitute an event of default (“Event of Default”) under this Agreement:

a. Borrower shall default in the payment of principal due according to the terms hereof or of the Note.

b. Borrower shall default in the payment of interest, or in the payment of fees or other amounts payable to Lender, hereunder, under the Note or under any of the other Loan Documents, and such default is not cured within five (5) Business Days after receipt of written notice from Lender.

c. Borrower (a) shall default in the payment of any rent or other charge mentioned in or made payable by either Ground Lease as and when such rent or other charge is payable beyond applicable notice and cure periods; or (b) there shall occur any default by Borrower, as tenant under either Ground Lease, in the observance or performance of any term, covenant or condition of either Ground Lease on the part of Borrower, to be observed or performed, and said default is not cured within thirty (30) days prior to the expiration of any applicable grace period therein provided, or if any one or more of the events referred to in either Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the Ground Lessor or which would entitle the Ground Lessor to terminate such Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder, or if the leasehold estate created by either Ground Lease shall be surrendered or such Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of either Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without consent of Lender.

d. Borrower shall fail to perform or observe any obligation or covenant (other than those obligations and covenants described in subparagraphs (a), (b), and (c) above, or otherwise set forth in subparagraphs (e) through (m), below, of this Section 6.1) under this Agreement or any other Loan Document within twenty (20) days after receipt of written notice that such obligation was not performed; provided that, if cure cannot reasonably be effected within such 20-day period, such failure shall not be an event of default hereunder so long as Borrower promptly (in any event, within ten (10) days after receipt of such notice) commences cure, and thereafter diligently (in any event, within forty-five (45) days after receipt of such notice) prosecutes such cure to completion; and provided further, however, that notwithstanding the 20-day cure period or extended cure period described above in this subparagraph (c), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach.

e. Any representation or warranty made by Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loan, shall be untrue or incomplete in any material respect.

f. Borrower or Guarantor shall commit an act of bankruptcy; or shall apply for, consent to or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within ninety (90) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within ninety (90) days after the date of its filing.

g. An event of default, after the expiration of any applicable notice and/or cure period provided thereunder, shall exist under the terms of any other credit facility or other agreement now or hereafter existing between Borrower and Lender, and/or between any Guarantor and Lender, and/or between any other Affiliate of Borrower and Lender.

h. Either of the Guaranty, or the Environmental Indemnity, at any time and for any reason ceases to be in full force and effect, or Guarantor or indemnitor contests or denies the validity or enforceability of the Guaranty or the Environmental Indemnity, or gives notice to Lender to such effect, or otherwise attempts to revoke or repudiate any of the foregoing as to any existing or future obligations.

i. Borrower shall fail to maintain insurance as required by Section 5.7 and Exhibit B or shall fail to furnish to Lender proof of payment of all premiums for such insurance.

j. A transfer, encumbrance, lien, change of ownership or other action or occurrence prohibited by Section 5.8 shall occur.

k. Any material adverse change shall have occurred in the financial condition or in the assets or liabilities of Borrower or Guarantor from those set forth in the latest financial statements for Borrower and Guarantor, each furnished to Lender, which affects Borrower’s or Guarantor’s ability to perform their respective obligations under the Loan Documents.

l. Guarantor shall fail to perform, observe or comply with any financial covenant or other covenant or obligations set forth in the Guaranty or in the Environmental Indemnity.

m. Borrower shall fail to perform or observe any of the covenants set forth in Section 5.21 or Section 5.22.

n. Ground Lessor fails to pay any real property taxes and assessments, general and special, and all other taxes and assessments of any kind or nature whatsoever required to be paid by Ground Lessor under the Ground Lease which creates a Lien on the Project or any part thereof.

6.2 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, unless such Event of Default is subsequently waived in writing by Lender, Lender shall be entitled, at the option of Lender, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

a. Lender may declare the entire unpaid principal balance of the Loan to be immediately due and payable, together with accrued and unpaid interest, without notice to or demand on Borrower.

b. Lender may exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose the Deed of Trust, and/or any other remedies which it may have therefor at law, in equity or under statute.

c. Lender may cure the Event of Default on behalf of Borrower, and in doing so may enter upon the Project, and may expend such sums as it may deem desirable, including attorneys’ fees, all of which shall be deemed to be advances hereunder, even though causing the Loan to exceed the face amount of the Note, shall bear interest at the Default Rate and shall be payable by Borrower on demand.

VII.
MISCELLANEOUS

7.1 Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Lender, in Lender’s sole discretion. No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Lender specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Lender would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Lender’s rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

7.2 Survival. All agreements, representations and warranties made in this Agreement or any other Loan Document shall survive the execution of this Agreement, the disbursement of Loan proceeds by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.

7.3 Governing Law; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the internal laws of the State of Oklahoma, in all respects. To the extent permitted by applicable law, Borrower hereby waives any right to a trial by jury in any action relating to the Loan and/or the Loan Documents.

7.4 Jurisdiction. Borrower hereby submits to the jurisdiction of the state and federal courts in the States of Oklahoma and California for purposes of any action arising from or growing out of this Agreement or any other Loan Document, and further agrees that the venue of any such action may be laid in Comanche County, Oklahoma, and Orange County, California, and that (in addition to any other method provided by law for service of process) service of process in any such action may be made on Borrower by the delivery of the process to Danny Prosky whose present address is c/o Grubb & Ellis Healthcare REIT II, Inc., 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, whom Borrower hereby appoints as Borrower’s agent for service of process. Nothing contained in this Agreement or any other Loan Document, however, shall be deemed to constitute, or to imply the existence of, any agreement by Lender to bring any such action only in said courts or to restrict in any way any of Lender’s remedies or rights to enforce the terms of this Agreement or any other Loan Document as, when and where Lender shall deem appropriate, in its sole discretion.

7.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.

7.6 Notices. Any notice required or permitted to be given by either party hereto to the other under the terms of this Agreement, or documents related hereto, shall be deemed to have been given on the third (3rd) Business Day after the date the same is deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, addressed to the party to which the notice is to be given at the address set forth opposite its name below, or at any other address specified in a notice given by such party to the other not less than ten (10) days prior to the effective date of the address change.

7.7 Lender’s Publicity. Lender may, if it so desires, publicize its involvement with the Project, and Borrower may disclose the terms of the Loan, including but not limited to issuing press releases.

7.8 No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Lender’s interest hereunder, unless such third party is an express assignee of all or a portion of Lender’s interest hereunder.

7.9 Sale of Loan or Participations. Lender may at any time sell, transfer, syndicate, grant participations in or otherwise dispose of any portion of the Loan (each such interest so disposed of being herein called a “Transferred Interest”) to banks, insurance companies or other financial institutions or other Persons acceptable to Lender (hereinafter called “Transferees”), pursuant to such transfer agreements, co lender agreements, participations agreements and/or agency agreements into which Lender and its Transferees may enter and by which, if requested by Lender, Borrower shall agree in writing to recognize, at no expense to Borrower. In addition, Lender may, at any time and from time to time, in its ordinary course of business and in accordance with applicable law, (i) assign an undivided interest in the Loan to an Affiliate of Lender or to a successor entity by reason of any merger affecting Lender, or (ii) pledge or assign the same to any Federal Reserve Bank in accordance with applicable law. At the request of Lender, in the event of any such sale, assignment, transfer or syndication, Borrower, at no expense to Borrower, shall execute separate new Notes to the Assignor and its assignee, in the amounts of their respective interests in the Loan after said assignment, and shall deliver the same to the assignor and the assignee, in exchange for the assignor’s existing Note. All such separate new Notes shall be entitled to all the rights and benefits accorded to the Note under the terms of the Loan Documents. No such assignment shall be binding upon Borrower until Lender gives written notice thereof to Borrower. Lender may divulge all information relating to Borrower or the Project which Lender has to any actual or potential Transferee, and Borrower shall cooperate with Lender in connection with the transfer at no expense to Borrower. Borrower agrees that each Transferee shall be entitled to the benefits hereof with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker’s lien, setoff and counterclaim as if such Transferee were a direct lender to Borrower. If Lender makes any assignment to a Transferee, then upon notice to Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a lender hereunder and shall have all the rights and obligations of Lender hereunder, and Lender shall be released from its duties and obligations under this agreement to the extent of such assignment.

So long as (and only so long as) no Event of Default then exists at the time of a disposition of a Transferred Interest, confidential information regarding Borrower given to such Transferees shall be kept confidential except to the extent such Transferee is required to disclose such information by reason of any applicable law or regulation. For purposes of clarification, in no event shall Borrower’s consent be required in connection with any sale, transfer, assignment or syndication of any portion of the Loan or any Lender’s interest therein.

7.10 Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

7.11 Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein and executed as of the date hereof set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.12 Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

7.13 Joint and Several Liability. If Borrower consists of more than one (1) individual and/or entity, each of said individuals and/or entities shall be jointly and severally liable for each covenant, agreement, representation and warranty of Borrower hereunder.

7.14 Borrower-Lender Relationship. The relationship between Borrower and Lender created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Lender be deemed to be a partner of, or a joint venturer with, Borrower.

7.15 Swap Transactions. Borrower may enter into one or more Swap Transactions and Swap Contracts with the Swap Counterparty on terms that are acceptable to Swap Counterparty in its sole discretion for the purpose of hedging and protecting against interest rate fluctuation risks with respect to the Loan. Upon the Maturity Date, or such earlier date that the Loan becomes due by reason of an Event of Default, or otherwise, or upon payment of the Loan in full, Lender may direct that all existing Swap Contracts be broken and discontinued, and any and all breakage fees, discontinuance fees, settlement obligations, and any and all other sums, fees and costs with respect to such Swap Transactions and Swap Contracts shall become due and payable by Borrower in accordance with the respective Swap Contract, with the Borrower as the sole Defaulting Party as contemplated by the Swap Contract. Unless otherwise specifically agreed in writing by Borrower, Lender and Swap Counterparty, Borrower’s obligations (including any payment obligations) with respect to any such Swap Contracts provided by or entered into with Swap Counterparty with respect to the Loan shall be secured by the Deed of Trust and all other collateral for the Loan, and any default by Borrower (after the expiration of any applicable notice and cure period) under any such Swap Contracts shall, at the discretion of the Lender, constitute an Event of Default under this Agreement. As additional security for the obligations of Borrower under the Loan Documents, Borrower hereby transfers, assigns, and conveys to Lender and grants to Lender a security interest in, subject to the terms and conditions contained herein, all of Borrower’s present and future rights, titles and interests, but not its obligations, duties or liabilities for any breach, in, under and to all Swap Contracts and all Swap Transactions, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing. At Lender’s option, all net amounts payable to Borrower under the Swap Contract shall be paid to Lender and shall be applied to pay interest or other amounts under the Loan. Borrower acknowledges and agrees that, notwithstanding the terms of the Swap Contract, Borrower shall not modify or terminate the Swap Contract without the prior written consent of Lender.

Additionally, subject to the terms of the Swap Contract, if there is a default under any Swap Contract, Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower (or its Affiliate) such action as Lender may at any time determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of Borrower (or its Affiliate) or Swap Counterparty thereunder; provided, however, that before the occurrence of or after the cure of an Event of Default under this Agreement, Lender shall give prior written notice to Borrower before taking any such action. Solely for this purpose, Borrower hereby constitutes Lender its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable by Borrower in any manner, or for any reason, to exercise, at the election of Lender, any and all rights and remedies of Borrower (or its Affiliate) under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that Lender may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, from time to time to institute and prosecute in the name and at the expense of Borrower, or otherwise, but for the benefit of Lender, any and all proceedings at law, in equity, or otherwise, that Lender may deem proper in order to collect, assert or enforce any claim, right or title, of any kind, in and to the Swap Contract hereby assigned and conveyed, or intended so to be, and to defend and compromise, at the election of Lender, any and all actions, suits or proceedings with respect to the Swap Contract, and generally to do all and any such action in relation thereto as Lender shall deem advisable, it being expressly understood and agreed that such Lender right and power of attorney is inoperative and inapplicable until such time as an Event of Default exists or a default exists under the Swap Contract beyond any applicable notice and cure period. Lender shall not incur any liability if any action so taken by Lender or on its behalf shall prove to be inadequate or invalid. Borrower expressly understands and agrees that Lender is not hereby assuming any duties or obligations of Borrower (or its Affiliate) to make payments to Swap Counterparty under any Swap Contract or under any other Loan Document. Such payment duties and obligations remain the responsibility of Borrower (or its Affiliate) notwithstanding any language in this Agreement.

7.16 Automatic Deduction and Credit. At Lender’s option, payments owed by Swap Counterparty under any Swap Contract may be credited against accrued interest and other payments owed by Borrower under the Loan. Lender will credit the applicable amounts on the dates the foregoing payments become due; provided, however, that if a due date does not fall on a Business Day, Lender will credit the applicable amounts on the first Business Day following such due date.

7.17 Borrower 2822 Waiver. In the event that, at any time, any surety exists that is liable upon only a portion of Borrower’s obligations under the Loan Documents and Borrower provides partial satisfaction of any such obligation(s), Borrower hereby waives any right it would otherwise have under Section 2822 of the California Civil Code or similar Oklahoma law or otherwise to designate the portion of the obligation to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Lender rather than by Borrower.

7.18 Notices to Ground Lessor. Lender acknowledges that pursuant to Section 6.2(B) of each Ground Lease Ground Lessor is entitled to receive a copy of any notice of default Lender delivers to Borrower. Lender agrees to to use its best efforts to deliver to Ground Lessor copies of any notices of default given to Borrower. Borrower covenants and agrees to deliver to Ground Lessor copies of any notices of default received by Lender promptly following receipt by Borrower.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“BORROWER”

G&E HC REIT II LAWTON MOB PORTFOLIO, LLC,

a Delaware limited liability company

By: Grubb & Ellis Healthcare REIT II Holdings, LP,
a Delaware limited partnership
Its Sole Member as Manager

By: Grubb & Ellis Healthcare REIT II, Inc.,

a Maryland corporation
Its General Partner

By: /s/ Danny Prosky
Danny Prosky
Its President

Address:
G&E HC REIT II Lawton MOB Portfolio, LLC

1551 N. Tustin Ave
Suite 300
Santa Ana, California 92705
Attention: Danny Prosky

“LENDER”

U.S. BANK NATIONAL ASSOCIATION,

a national banking association

By: /s/ David E. Salisbury
Name: David E. Salisbury
Its: Vice President

Address:
U.S. Bank National Association

4100 Newport Place, Suite 900
Newport Beach, California 92660
Attention: Loan Administration